UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

INNOVA ROBOTICS & AUTOMATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33231	95-4868120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15870 Pine Ridge Road, Fort Myers, Florida 33908
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (239) 466-0488

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 28, 2007, Innova Robotics & Automation, Inc. (the “Company”) and its subsidiaries entered into an Asset Purchase Agreement (the “Agreement”) with Alfred Fleming and The Transaction Acquisition Company LLC (“TAC” and collectively with Mr. Fleming, the “Purchaser”) pursuant to which the Purchaser agreed to purchase substantially all of the assets (the “Assets”) of Altronics Service, Inc. (“Altronics”), a subsidiary of the Company. Pursuant to the Agreement, the Company sold and, the Purchaser purchased, the Assets. The purchase price paid to the Company is $100,000 in the form of a promissory note due 35 days from closing (the “Note”), the assumption of $365,000 in liabilities, the assignment of a note to the Seller in the amount of $100,000 that was initially issued to the Purchaser upon the Company acquiring Altronics, and the return of 250,000 shares of common stock of the Company by the Purchaser. The Note is secured by all of the membership interest in TAC. The closing of the sale of the Assets occurred on September 28, 2007. Except for an employment agreement between Altronics and Mr. Fleming which was terminated as a result of his resignation at closing of the sale of the Assets, no material relationship exists between the Company and the Purchaser and/or its affiliates, directors, officers or any associate of an officer or director.

Altronics is a contract maintenance and service organization that supports NC (Numerical Control), CNC (Computer Numerical Control), and other automated manufacturing equipment.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Information of Business Acquired

Not applicable.

(b)	Proforma Financial Information

Not applicable.

(c)	Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement dated September 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVA ROBOTICS & AUTOMATION, INC.

Date: October 3, 2007	By:	/s/ Eugene V. Gartlan
Eugene V. Gartlan Chief Executive Officer